ProCare Industries, Ltd.
                             1960 White Birch Drive
                                 Vista, CA 92083
                                  706-599-8559

                                  March 8, 2000


FastPoint Communications, Inc.
5777 West Century Blvd., Suite 600
Los Angeles, California 99945


          Re:     Amended and Restated Letter of Intent for Acquisition


Gentlemen:

          This amended and restated letter of intent will outline the mutual understandings which have been reached pursuant to which ProCare Industries, Ltd., a Colorado corporation ("ProCare"), will acquire FastPoint Communications, Inc., a Delaware corporation ("FastPoint"). This amended and restated letter of intent supersedes the letter of intent between ProCare and FastPoint dated December 17, 1999. The completion of the transaction described herein (the "Closing") is intended to occur at the earliest practicable time, but not sooner than the completion, to our mutual satisfaction, of the matters set forth below.

          We intend that the following conditions will exist or that the following steps will be taken at the earliest practicable time:

     1. ProCare. ProCare is a public corporation with 1,785,559 shares of common stock issued and outstanding and held by approximately 2,000 shareholders. ProCare's no par value common stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has been so registered for more than 10 years. ProCare's most recent Form 10-QSB, for the quarter ended September 30, 1999, was timely filed. ProCare's common stock is included in the NASD OTC Electronic Bulletin Board with the symbol "PCRF." As of the present, ProCare has no assets, no liabilities except a contingent liability of $150,000 owed to its President, who is obligated to satisfy all current liabilities of ProCare (including the cost and expenses incurred by ProCare in consummating the transactions contemplated hereby), and a minimal loss carryforward. ProCare is not engaged in any business.

     2. FastPoint. FastPoint is a privately_held Delaware corporation with a limited number of stockholders. FastPoint is engaged in business as an Internet service provider and related businesses.

     3. Structure of Transaction. The transaction shall be structured as nontaxable to the shareholders of FastPoint, as a merger (the "Merger") of a newly_formed subsidiary of ProCare with and into FastPoint (an "A" reorganization).

     4. Securities Implications. The ProCare stock to be issued to the FastPoint shareholders in the Merger shall be issued under Rule 506 of Regulation D, an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). FastPoint shareholders will receive restricted ProCare common stock. Notwithstanding the foregoing, an attempt will be made to have the issuance of the ProCare stock approved at a fairness hearing by the California Department of


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FastPoint Communications, Inc.
March 8, 2000
Page 2

          Corporations,   thus   exempting  the  issuance  of  such  stock  from
          registration under the Securities Act by virtue of Section 3(a)(10) thereunder.

     5. Cash Payments. FastPoint shall make cash payments to ProCare as set forth below. ProCare shall use the cash payments to pay all outstanding obligations and liabilities of ProCare, including amounts owed to Robert W. Marsik, President of ProCare.

          (1) The parties acknowledge that FastPoint tendered to ProCare $25,000 at the time the original letter of intent was signed by the parties. This cash payment shall be nonrefundable unless ProCare fails to complete the transaction, in which event ProCare shall be required to refund this payment on the day that it notifies FastPoint that it is unwilling to proceed with the transaction.

          (2) $50,000 shall be paid on the date this amended and restated letter of intent is signed by the parties. This cash payment shall be nonrefundable unless ProCare fails to complete the transaction, in which event ProCare shall be required to refund this payment on the day that it notifies FastPoint that it is unwilling to proceed with the transaction.

          (3) $75,000 shall be paid immediately prior to the Closing, which ProCare shall use to discharge all current liabilities. At Closing, ProCare shall have no assets or liabilities. ProCare will have a tax loss for fiscal 1999 of approximately $35,000.

     6. Name Change. The Board of Directors shall cause ProCare to file an amendment to its Articles of Incorporation to change the name of the corporation to "FastPoint Communications, Inc.," effective at the Closing. Authorization to effect the change of name was given to the Board of Directors of ProCare by the shareholders of ProCare at a meeting of shareholders held July 6, 1999.

     7. Management. At the Closing the officers and directors of ProCare shall resign, to be replaced by the present officers and directors of FastPoint and such persons shall promptly make all filings which shall be required of such persons under the Exchange Act. The new management shall also cause the corporation to make such filings as may be required or indicated under said Act.

     8. Additional Stock Issuance. Immediately following the Closing, the new directors of the corporation, then to be named "FastPoint Communications, Inc.," shall cause the corporation to issue 270,000 shares of common stock to certain finders in connection with the transaction described in this amended and restated letter of intent.

     9. Closing. The parties shall use their best efforts to cause the Closing to occur by May 31, 2000, subject to extensions which may be required to comply with applicable laws, rules, regulations or obligations, to be determined by FastPoint. The Closing shall be subject to the following additional conditions:

          (1) Any required approval by stockholders of FastPoint in order to effect the transaction and assure that FastPoint becomes a wholly-owned subsidiary of ProCare after the Closing shall have been received, in the opinion of counsel to FastPoint;

FastPoint Communications, Inc.
March 8, 2000
Page 3


          (2) The Board of Directors of FastPoint shall have determined to its satisfaction that the issuance of shares to the shareholders of FastPoint shall not be a taxable event for the holders thereof and that any cash payment which may be received by the FastPoint shareholders shall be treated as a capital gain for federal tax purposes;

          (3) FastPoint receives all third party consents to the transactions contemplated by this amended and restated letter of intent;

          (4) The Board of Directors and, to the extent necessary, the shareholders of ProCare, shall have approved the Merger in accordance with applicable corporate law;

          (5) The Board of Directors of ProCare shall have approved the Merger in accordance with applicable corporate law;


          (6) FastPoint shall deliver a compiled Balance Sheet and Income Statement to ProCare for the current fiscal year through December 31, 1999. An audit of the financial statements for FastPoint from inception through its last fiscal year by the outside auditing firm of FastPoint shall be completed within 60 days of the Closing and filed with the Securities and Exchange Commission (the "SEC"). FastPoint shall prepare pro forma financial statements suitable for inclusion in a Form 8_K to be filed by ProCare/FastPoint under the Exchange Act, within a timely fashion following the Closing;

          (7) FastPoint shall have at least $12.8 million paid in capital at the time of the Closing, as certified by its President;

          (8) Robert W. Marsik, President of ProCare, shall agree (a) not to sell in excess of 10,000 shares of the stock of the corporation in any 30-day period following the Closing without the prior consent of the Chairman of the Board or the Chief Executive Officer of the corporation; and (b) to place into escrow 125,000 shares of ProCare stock for a period of one year following the Closing as security for any claims made by the creditors of ProCare which arose prior to the Closing;

          (9) ProCare shall have prepared and timely filed with the SEC all reports and other filings required by the Exchange Act, including, without limitation, its Annual Report on Form 10-KSB for its most recently completed fiscal year;

          (10) ProCare and FastPoint shall have jointly prepared and delivered to their respective shareholders an information statement regarding the Merger that complies, to the extent practicable, to the requirements of Regulation 14C under the Exchange Act that would be applicable if the Merger was being submitted to a vote of ProCare's shareholders.

     10. Conversion of FastPoint Securities. Except as described in the next sentence, at the effective time of the Merger, each issued and outstanding share of FastPoint common stock, and each issued and outstanding security convertible into or exercisable for a share of FastPoint common stock, shall be converted into the right to receive

FastPoint Communications, Inc.
March 8, 2000
Page 4

          (upon payment of any applicable conversion or exercise price) 1.77 shares of ProCare common stock (the "Exchange Ratio"). At the effective time of the Merger, each issued and outstanding option or warrant to purchase FastPoint common stock, whether or not exercisable, shall be converted into an option or warrant, as applicable, to purchase a number of shares of FastPoint common stock equal to the number of shares of FastPoint common stock underlying such option or warrant, multiplied by the Exchange Ratio, with an appropriate adjustment to the exercise price of such option or warrant.

     11. NASDAQ Listing. The new management of the corporation shall apply to have the post_closing shares of the corporation listed on the NASDAQ Small Cap Market within ninety (90) days of the Closing.

     12. Preparation of Documents. Legal counsel for ProCare and FastPoint shall prepare all documents necessary to complete the transactions described in this amended and restated letter of intent, including the merger agreement, stockholder approvals and related matters.

     13. Expenses. Each party shall be responsible for its respective costs and expenses.

     14. Conduct Pending Closing. Pending the completion of the transaction described in this amended and restated letter of intent, ProCare and FastPoint shall each carry on their respective businesses in the ordinary course and each shall preserve and protect its business and assets and complete and make each and every filing which may be required under applicable state or federal law. ProCare shall issue no additional shares, and shall enter into no material agreements and shall otherwise undertake no action which might be deemed to adversely affect the rights of any of the parties to this anticipated transaction. Neither party shall make any disclosure concerning the terms of the intended transaction except as may be required by applicable laws or in order to properly complete the transaction. Neither party nor any affiliate of either party shall purchase or sell any securities of the other party until after the Closing.

     15. Confidentiality. Each party agrees to hold all information heretofore or hereafter obtained from the other or their respective advisors in strict confidence and to use the information so obtained only for the purpose of evaluating the transaction. In the event that no definitive agreement is reached, or if reached, is thereafter terminated, each party agrees to promptly return all such information in written form and any copies thereof to the other party.

     16. Due Diligence. Each party's obligations hereunder are subject to completion of a satisfactory due diligence investigation of the other's business. Each party agrees to cooperate with the other in connection with such due diligence review.

     17. Modification. The terms of this amended and restated letter of intent may not be modified without the express written consent of each of the parties hereto.

     18. Assignability. This amended and restated letter of intent shall not be assignable by either party hereto without the express written consent of the other party.

FastPoint Communications, Inc.
March 8, 2000
Page 5


     19. Counterparts. This amended and restated letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     20.  Non-Binding.  Except  for  the  provisions  of  clause  (1) and (2) of
          Section 5 and except for the provisions of Sections 13, 14 (other than the first two sentences thereof), 15, 17 and 18, this amended and restated letter of intent (i) is intended as a statement of the parties' mutual intentions only, (ii) is not intended to be, and shall not constitute, a binding or enforceable agreement between the parties and (iii) is not intended to impose any obligation whatsoever on either party. This Section 20 supersedes all other conflicting or ambiguous language in this amended and restated letter of intent or any contemporaneous document or other instrument that precedes this amended and restated letter of intent.

          To confirm that the foregoing accurately sets forth our mutual intentions regarding the proposed transaction, please sign a copy of this amended and restated letter of intent in the place set forth below and return the signed amended and restated letter of intent, together with your check for $50,000, payable to ProCare Industries, Ltd.


                                   Sincerely,

                                   PROCARE INDUSTRIES, LTD.


                                   By: /s/ Robert W. Marsik
                                      -----------------------------------------
                                      Robert W. Marsik, President


                                   FASTPOINT COMMUNICATIONS, INC.


                                   By: /s/ Michael Allocca
                                      -----------------------------------------
                                      Michael Allocca, Chairman